Exhibit 10.1

July 7, 2025

Michael J.M. Hitchcock, Ph.D.

Dear Mick:

This letter agreement is executed in connection with that certain employment offer letter agreement (the “Employment Agreement”), made and entered into as of April 2, 2025, by and between you and Biomea Fusion, Inc. (the “Company”).

You and the Company hereby agree that Section 1.C. of the Employment Agreement is hereby amended and restated, effective as of July 15, 2025, to read as follows:

“C. You will work primarily from your residence in the State of Nevada; provided, that you may be required to travel on Company business (including to the Company’s principal offices in Redwood City and/or San Carlos, California) during your employment.”

Please acknowledge your approval and acceptance of the foregoing by signing and returning this letter agreement to the Company. This letter agreement, when countersigned by the Company and returned, will constitute a binding agreement between the Company and you that will be enforceable in accordance with its terms and that cannot be amended or terminated other than by a written instrument signed by the Company and you.

Except as expressly amended hereby, the terms of the Employment Agreement will remain in full force and effect.

Sincerely,
BIOMEA FUSION, INC.
/s/ Eric Aguiar
Eric Aguiar
Lead Independent Director

Acknowledged and Agreed:
/s/ Michael J.M. Hitchcock
Michael J.M. Hitchcock
Date:	April 2, 2025